Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (the “Agreement”), effective as of January 1, 2020 (the “Effective Date”) confirms the terms on which Motorsport Network, LLC, a Florida limited liability company, having its principal office at 5972 NE 4th Avenue, Miami, Florida 33137 (“MSN”) will provide certain services to Motorsport Gaming US LLC, a Florida limited liability company, having its principal office at 5972 NE 4th Avenue, Miami, Florida 33137 (“MSG”).

Whereas, MSN has the various resources and capabilities to provide the support services as set forth herein (the “Services”);

Whereas, MSG desires to obtain such services to support its business functions;

Whereas, MSN has agreed to provide such services as a benefit to MSG.

NOW, THEREFORE, in consideration of the obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Description of Services.
1.1	Beginning as of the Effective Date, MSN will provide to MSG the following services on an exclusive, full-time basis:

i.	Legal services;
ii.	Development services
iii.	Accounting services;

2.	MSN’s Obligations.

2.1	MSN shall:

i.	Apply all necessary skill and expertise to the performance of the Services;
ii.	Provide the Services in a timely and efficient manner;
iii.	Comply with all reasonable advice, standards and instructions given by MSG;

3.	MSG’s Obligations.

MSG shall provide MSN with all necessary information, support and cooperation which MSN may reasonably require in order to carry out its obligations in a timely and efficient manner.

4.	Term and Termination.

The Term of this Agreement is three (3) years from the Effective Date. Any extension of the Term will be subject to mutual written agreement between the parties. Either party may terminate this Agreement immediately by giving written notice to the other party. Notice by email shall be sufficient.

5.	Fees.

5.1	MSG shall pay MSN monthly fees as follows:

i.	Legal Services - $5,000.00 monthly, paid on a monthly basis, starting on the Effective Date of this Agreement;
ii.	Development Services – on a per use basis, subject to the rates set forth in Exhibit A.
iii.	Accounting Services - $2,500.00 monthly, paid on a monthly basis, starting on the Effective Date of this Agreement;

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6.	Confidentiality.

6.1	MSN acknowledges that its officers, directors, representatives, employees, and/or agents may have access to information that is treated as confidential and proprietary by MSG and its affiliates, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that MSN develops in connection with the Services, shall be subject to the terms and conditions of this clause. MSN agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of MSG in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. MSN shall notify MSG immediately in the event he becomes aware of any loss or disclosure of any Confidential Information.

6.2	Confidential Information shall not include information that:

i.	is or becomes generally available to the public other than through MSG’s breach of this Agreement; or

ii.	is communicated to MSN by a third party that had no confidentiality obligations with respect to such information.

7.	Intellectual Property Rights.

7.1	MSG is and shall be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to videos, articles and/or photos (collectively, the “Deliverables”), including all copyrights, trademarks, trade secrets, and other intellectual property rights (collectively “Intellectual Property Rights”) therein. MSN agrees that all deliverables generated in connection with the Services are hereby deemed a “work made for hire” as defined in 17 U.S.C. § 101 for MSG. If, for any reason, any of the deliverables do not constitute a “work made for hire,” MSN hereby irrevocably assigns to MSG in each case without additional consideration, all right, title, and interest throughout the world in and to the deliverables, including all Intellectual Property Rights therein.

8.	Assignment.

MSN shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without MSG’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. MSG may freely assign its rights and obligations under this Agreement at any time.

9.	Relationship of the Parties.

MSN shall supply its services hereunder to MSG as an independent contractor and nothing in this Agreement shall create or be construed as implying a relationship of master and servant, employer and employee, or render MSN an agent or partner of MSG and MSN shall not hold themselves out as such and shall not have any right or power and shall not do or attempt to do any act to bind MSG in any way.

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10.	Miscellaneous.

10.1	This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.2	This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.3	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the Miami-Dade County, Florida in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

10.4	If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.5	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signatures on Following Page]

AGREED BY:

MOTORSPORT NETWORK LLC

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Manager

MOTORSPORT GAMING US LLC

By:	/s/ Dmitry Kozko
Name:	Dmitry Kozko
Title:	CEO

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Exhibit A

Development Services Rate Card

Frontend - $15/hr

Backend - $20/hr

Mobile (both platforms together) - $30/hr

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